As filed with the Securities and Exchange Commission on September 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DEX MEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-2740040
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2200 West Airfield Drive, P.O. Box 619810 D/FW Airport, Texas 75261	75261
(Address of Principal Executive Offices)	(Zip Code)

Dex Media, Inc. Equity Incentive Plan

(Full Title of Plan)

Raymond R. Ferrell

Acting Executive Vice President — General Counsel and Secretary

Dex Media, Inc.

2200 West Airfield Drive, P.O. Box 619810

D/FW Airport, Texas 75261

(Name and Address of Agent for Service)

(972) 453-7000

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares, par value $0.001 per share
Dex Media, Inc. Equity Incentive Plan (2)	833,494	$10.23	$8,526,643.62	$1,163.04
Total	833,494	$10.23	$8,526,643.62	$1,163.04

(1)           Pursuant to Rule 416 under the Securities Act, this Registration Statement includes such additional and indeterminate number of shares as may be required pursuant to the Dex Media, Inc. Equity Incentive Plan in the event of a stock dividend, stock split, recapitalization, exchange of shares, or other similar change in the Common Stock of Dex Media, Inc. (the “Registrant”).

(2)           Represents shares subject to issuance upon the exercise of stock-based awards outstanding under the Dex Media, Inc. Equity Incentive Plan, formerly known as the Dex One Corporation Equity Incentive Plan, which was assumed by the Registrant on April 30, 2013 pursuant to the Amended and Restated Merger Agreement, dated as of December 5, 2012 (the “Merger Agreement”), by and between SuperMedia, Inc. (“SuperMedia”), Dex One Corporation (“Dex One”), the Registrant and Spruce Acquisition Sub, Inc. (“Spruce”), a wholly owned subsidiary of the Registrant.

(3)           The price is estimated solely for the purpose of calculating the registration fee and is based on the average of high and low prices of the Common Stock on the NASDAQ Stock Market on September 11, 2013, in accordance with Rule 457 (c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

On April 30, 2013 (the “Effective Date”), pursuant to the Merger Agreement by and between SuperMedia,  Dex One, the Registrant and Spruce, Dex One merged with and into the Registrant, with the Registrant continuing as the surviving corporation, and SuperMedia merged with and into Spruce, with SuperMedia surviving as a wholly owned subsidiary of the Registrant.  As of the Effective Date, the Registrant, as successor-in-interest to Dex One, assumed all of the obligations of Dex One under the Dex One Corporation Equity Incentive Plan, which is now known as the Dex Media, Inc. Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

•                  the Annual Report on Form 10-K of the Registrant’s predecessor Dex One Corporation for the fiscal year ended December 31, 2012, filed on March 18, 2013;

•                  the Annual Report on Form 10-K of the Registrant’s acquired entity SuperMedia Inc. for the fiscal year ended December 31, 2012, filed on March 21, 2013;

•                  the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on April 29, 2013, and for the fiscal quarter ended June 30, 2013, filed on August 8, 2013;

•                  the Quarterly Report on Form 10-Q of the Registrant’s predecessor Dex One Corporation for the fiscal quarter ended March 31, 2013, filed on April 26, 2013;

•                  the Quarterly Report on Form 10-Q of the Registrant’s acquired entity SuperMedia Inc. for the fiscal quarter ended March 31, 2013, filed on April 29, 2013;

•                  the Registrant’s Current Reports on Form 8-K filed on September 11, 2013, August 7, 2013, July 31, 2013, May 23, 2013, May 21, 2013, May 20, 2013, May 13, 2013, May 7, 2013, and May 3, 2013, as amended on July 8, 2013;

•                  all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012; and

•                  the descriptions of the Registrant’s common stock contained in its registration statements on Form 8-A filed on April 29, 2013.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement  (except for portions of the Registrant’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of these documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement contained in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firms

The consolidated financial statements of Dex One Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated in this prospectus by reference to Dex One Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SuperMedia Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 have been incorporated in this prospectus by reference to SuperMedia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware law permits, and the Registrant’s amended and restated certificate of incorporation and bylaws provide, that each person who was or is made a party or is threatened to be made a party to or is otherwise involved or threatened to be involved (including, but not limited to, involvement as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as an employee or agent of the Registrant or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”), as it currently exists or may be subsequently amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior to such amendment) against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such Proceeding. The Registrant’s bylaws further provide that the Registrant will pay expenses incurred by any such person in defending any such Proceeding in advance of its final disposition upon receipt of a written undertaking by or on behalf of such person to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by us.

In addition, the Registrant maintain directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims or charges brought against them while acting in their capacities as directors or officers of the Registrant.

Pursuant to the Registrant’s amended and restated certificate of incorporation, no person who is or was a director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or the limitation thereof is not permitted by the

DGCL as the same exists or may subsequently be amended. If the DGCL is subsequently amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders will be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of Dex Media, Inc. (incorporated by reference to Exhibit 3.1 to Dex Media, Inc.’s Current Report on Form 8-K filed on May 3, 2013).
4.2	By-Laws of Dex Media, Inc. (incorporated by reference to Exhibit 3.2 to Dex Media, Inc.’s Current Report on Form 8-K filed on May 3, 2013).
4.3

Dex Media, Inc. Equity Incentive Plan (formerly known as the Dex One Corporation Equity Incentive Plan) (incorporated by reference to Exhibit 10.1 to Dex Media, Inc.’s Current Report on Form 8-K filed on September 11, 2013).

5.1	Opinion of Fulbright & Jaworski LLP as to the legality of the securities being registered.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of KPMG LLP.*
24.1	Powers of Attorney (including on the signature pages of this Registration Statement)

*                                         Filed herewith.

Item 9. Undertakings

The Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on September 13, 2013.

DEX MEDIA, INC.

By:	/s/ Peter J. McDonald
Name:	Peter J. McDonald
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Peter J. McDonald, Samuel D. Jones and Raymond R. Ferrell, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of September 13, 2013.

Signature	Title
President and Chief Executive Officer, Director
/s/ Peter J. McDonald
Peter J. McDonald	(principal executive officer)

Executive Vice President — Chief Financial Officer
/s/ Samuel D. Jones
Samuel D. Jones	(principal financial officer)

Vice President and Chief Accounting Officer
/s/ Dane E. Beck
Dane E. Beck	(principal accounting officer)

/s/ Jonathan B. Bulkeley	Director
Jonathan B. Bulkeley

/s/ Thomas D. Gardner	Director
Thomas D. Gardner

/s/ Richard L. Kuersteiner	Director
Richard L. Kuersteiner

/s/ W. Kirk Liddell	Director
W. Kirk Liddell

/s/ Mark A. McEachen	Director
Mark A. McEachen

/s/ Thomas S. Rogers	Director
Thomas S. Rogers

/s/ Alan F. Schultz	Director
Alan F. Schultz

/s/ John Slater	Director
John Slater

/s/ Douglas D. Wheat	Director
Douglas D. Wheat

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of Dex Media, Inc. (incorporated by reference to Exhibit 3.1 to Dex Media, Inc.’s Current Report on Form 8-K filed on May 3, 2013).
4.2	By-Laws of Dex Media, Inc. (incorporated by reference to Exhibit 3.2 to Dex Media, Inc.’s Current Report on Form 8-K filed on May 3, 2013).
4.3

Dex Media, Inc. Equity Incentive Plan (formerly known as the Dex One Corporation Equity Incentive Plan) (incorporated by reference to Exhibit 10.1 to Dex Media, Inc.’s Current Report on Form 8-K filed on September 11, 2013).

5.1	Opinion of Fulbright & Jaworski LLP as to the legality of the securities being registered.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of KPMG LLP.*
24.1	Powers of Attorney (including on the signature pages of this Registration Statement)

*                                         Filed herewith.